EXHIBIT 99.5

MORGAN BEAUMONT ANNOUNCES MANAGEMENT CHANGES

[Wednesday, September 6, 2006]

BRADENTON, Fla., Sept. 6, 2006 (PRIMEZONE) -- Morgan Beaumont, Inc. (OTCBB:MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network(tm), today announced that Clifford Wildes, Founder, Chairman of the Board and CEO, will be relinquishing his duties as Chief Executive Officer in order to devote more time to his other businesses. Mr. Wildes will remain as Chairman of the Board at Morgan Beaumont and continue to be active in the development of overall corporate strategy and in maintaining important strategic relationships.

Jerry R. Welch has been named the new CEO of Morgan Beaumont. Mr. Welch is the Chairman of the Board of Picture People Inc., a leading chain of 320 portrait studios. Since 1990, Mr. Welch has previously been the CEO of FAO Schwarz Inc., CEO of FAO, Inc., Chairman and CEO of Right Start, Chairman and CEO of Glacier Water Services Inc., and a Managing Director and Partner of Kayne Anderson Investment Management, Inc., a Los Angeles-based investment management firm.

"Over the past months I have been communicating with Jerry about joining Morgan Beaumont," stated Wildes. "As the Company moves into a revenue generating phase, the timing is perfect for both parties. His experience in the consumer goods and retail market will make him an excellent addition to the existing management team at this pivotal stage." Welch will also be appointed to Morgan Beaumont's Board of Directors. In conjunction with this appointment, Erik Jensen has resigned from the board but will remain as President of Morgan Beaumont. Mr. Jensen will continue to focus his efforts on executing the numerous revenue opportunities currently on the Company's agenda.

Additionally, Raymond P. Springer has been named Executive Vice President and Chief Financial Officer, replacing Interim CFO Alec Brophy. For the past three years, Mr. Springer, a Certified Public Accountant, has been working as a strategic consultant to a major private equity firm and to certain other commercial firms. Since 1990, he has held positions as Executive Vice President and CFO of FAO, Inc., Payless Cashways, Inc., Jumbo Sports and Kash N Karry Supermarkets. Wildes added, "As we welcome Ray to Morgan Beaumont, we also thank Alec Brophy for the excellent job he did as the Interim CFO during this critical phase in the Company's growth.

"It is a testimony to the current management and the Company's core business that Morgan Beaumont is able to expand its senior management team with executives of this caliber. As I have mentioned in the past, one of my objectives as the SIRE Network was built out, was to expand senior management with seasoned and respected professionals to execute the revenue opportunities that the development of the SIRE Network has created. With the addition of Jerry Welch and Ray Springer, and the recent addition of Jerry Uffner as Vice President of Sales, I believe we have taken considerable steps in that direction. In closing, the business model, strategy and direction of our organization will continue as we have previously communicated," concluded Wildes.

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